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                                                               Exhibit 99.3

                        FIRST EVERGREEN CORPORATION
                            3101 W. 95TH STREET
                      EVERGREEN PARK, ILLINOIS  60805
                              (708) 422-6700

                 NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                       TO BE HELD ON AUGUST 20, 1998

     Notice is hereby given that the Special Meeting of Stockholders (the "Special Meeting") of First Evergreen Corporation ("First Evergreen") will be held at 2:00 p.m., local time, on August 20, 1998, at the Oak Lawn facility of First National Bank of Evergreen Park located at 9400 South Cicero Avenue, Suite 200, Oak Lawn, Illinois.

     A proxy card and a Prospectus and Proxy Statement for the Special Meeting are enclosed. The Special Meeting is for the purpose of considering and acting upon:

     1. The adoption of the Agreement and Plan of Merger, dated as of April 21, 1998, between First Evergreen and Old Kent Financial Corporation ("Old Kent"), pursuant to which First Evergreen will merge with and into Old Kent (the "Merger") and each share of First Evergreen common stock will be converted into 32.0312 shares of Old Kent common stock, as more fully described in the accompanying Prospectus and Proxy Statement; and

     2. Such other matters as may properly come before the Special Meeting or any adjournments or postponements thereof.

     The Board of Directors is not aware of any other business to come before the Special Meeting. Action may be taken on the foregoing proposals at the Special Meeting on the date specified above, or on any date or dates to which the Special Meeting may be adjourned or postponed. Stockholders of record at the close of business on July 9, 1998 are the stockholders entitled to vote at the Special Meeting, and any adjournments or postponements thereof.

     Each holder of record of First Evergreen common stock may have the right to dissent from the Merger and demand payment of the fair value of his or her shares in cash in the event the Merger is consummated, provided that the holder strictly complies with the requirements of Section 262 of the Delaware General Corporation Law. The full text of Section 262 is set forth in Appendix D to the accompanying Prospectus and Proxy Statement.
For a summary of the requirements of Section 262, see "APPRAISAL RIGHTS" in the accompanying Prospectus and Proxy Statement.




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     You are requested to complete and sign the enclosed proxy, which is solicited on behalf of the Board of Directors, and to mail it promptly in the enclosed envelope. The proxy will not be used if you attend and vote at the Special Meeting in person.

                              By Order of the Board of Directors,

                              /s/Stephen M. Hallenbeck
                              Stephen M. Hallenbeck
                              SECRETARY

Evergreen Park, Illinois
July 13, 1998
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     IMPORTANT:  THE PROMPT RETURN OF PROXIES WILL SAVE FIRST
     EVERGREEN THE EXPENSE OF FURTHER REQUESTS FOR PROXIES. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES.
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